Exhibit 5.1

BOSTON | NEWBURYPORT

July 16, 2026

Rain Enhancement Technologies Holdco, Inc.

4851 Tamiami Trail North, Suite 200

Naples, Florida 34103

Re:	Sales of Shares in At-the-Market Offering

We have acted as special counsel to Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (the “Company”), in connection with (i) the preparation and filing of the Registration Statement on Form S-3 (Registration No. 333-297172) (as amended and supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and (ii) the preparation and filing of the prospectus supplement, dated July 16, 2026 (collectively with the Base Prospectus, each as amended and supplemented, the “Sales Agreement Prospectus”), relating to the Company’s offer and sale through Needham & Company, LLC (the “Sales Agent”) of shares of the Company’s Class A common stock, $0.0001 par value per share, having an aggregate offering price of up to $3,513,524 (the “Sales Agreement Shares”), under the Registration Statement including the Sales Agreement Prospectus.

The Sales Agreement Shares are to be issued and sold by the Company pursuant to the Sales Agreement between the Company and the Sales Agent, dated as of June 30, 2026 (the “Sales Agreement”), which has been filed with the Commission as Exhibit 1.2 to the Registration Statement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Massachusetts Business Corporation Act (“MBCA”) and we express no opinion with respect to any other laws of any jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Sales Agreement Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Sales Agreement Shares will be validly issued, fully paid and nonassessable. In rendering this opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the MBCA.

Office: 101 Federal Street, Suite 1900, Boston, MA 02110	Telephone: (617) 275-8080
Mail: 21 Pleasant Street, Suite 237, Newburyport, MA 01950

TCF Law Group, PLLC

The foregoing opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement, other than as expressly stated herein with respect to the issuance of Sales Agreement Shares.

The foregoing opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company on the date hereof and which is incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Sales Agreement Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Sincerely,

/s/ TCF Law Group, PLLC